Exhibit 99.1

J. C. PENNEY COMPANY, INC.

Lead Independent Director Policy
(Adopted February 24, 2010)

I.
Background:  The Board of Directors (“Board”) of J. C. Penney Company, Inc. (“JCPenney”) considers it to be useful and appropriate to designate a non-employee, independent Director (“Lead Director”) to serve in a lead capacity to coordinate the activities of the other non-employee, independent Directors and to perform such other duties and responsibilities as the Board may determine.  The Board supports the role of Lead Director as an enhancement of, rather than a substitution for, the responsible functioning of each director in carrying out his or her fiduciary obligations to JCPenney and its stockholders.

II.        Responsibilities:  The specific responsibilities of the Lead Director are:

1)
Preside over all executive sessions of non-employee, independent Directors.  The non-employee, independent Directors will meet in executive session during each regularly held meeting of the Board.  At a minimum, executive sessions will be used to review, as timely or appropriate:  (i) strategic issues; (ii) future Board agenda and the flow of information to Directors; (iii) CEO succession; (iv) CEO’s performance and compensation; (v) management progression and succession; and (vi) JCPenney’s Corporate Governance Guidelines.  The Lead Director will advise the Chairman and CEO of decisions reached and suggestions made at these sessions.

Additionally, the Lead Director has the authority to call such other meetings of the non-employee, independent Directors as he/she deems necessary.

2)	Preside at meetings of the Board in the absence of, or upon the request of, the Chairman and CEO.

3)	Approve the scheduling of Board meetings as well as the agenda and materials for each Board meeting and executive session of the Board’s non-employee, independent Directors.

4)	Serve as a liaison and supplemental channel of communication between the non-employee, independent Directors and the Chairman and CEO.

5)	Meet regularly with the Chairman and CEO.

6)	Communicate with stockholders as appropriate.

7)
Approve and coordinate the retention of advisors and consultants who report directly to the non-employee, independent members of the Board, except as otherwise required by applicable law or New York Stock Exchange Listing Standards.

III.
Appointment of Lead Director:  The Lead Director shall be elected by a majority of the non-employee, independent Directors of the Board for a renewable term determined by the non-employee, independent Directors, such term not to exceed three years per appointment (and until such time as her or his successor is elected) or until such earlier time as she or he ceases to be a Director, resigns as Lead Director, or is replaced as Lead Director by a majority of the non-employee, independent Directors.

IV.      Qualifications of Lead Director:  The Lead Director must:

1)	qualify as a non-employee, independent Director under JCPenney’s standards of independence and applicable New York Stock Exchange standards of independence;

2)	be available to effectively work closely with and in an advisory capacity to the Chairman and CEO;

3)	be available to effectively discuss with other Directors any concerns about the Board or JCPenney and to relay those concerns, where appropriate, to the Chairman and CEO or the Board;

4)	help ensure the effectiveness of the Board and that it operates independently of management; and

5)
be familiar with Board governance and related procedures through experience as a non-employee, independent Director at JCPenney or at another company engaged in business activities of a breadth and level of complexity comparable to those of JCPenney, with a preference for experience as a committee chair.

V.
Absence of Lead Director:  If the Lead Director is not present at any meeting of the Board, a majority of the independent Directors present shall select a non-employee, independent Director to act as Lead Director for the purpose and duration of such meeting.

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